Exhibit 10.1

[VMware, Inc. letterhead]

March 19, 2009

Richard McAniff

Dear Richard,

We are pleased to offer you a position with VMware, Inc. (the “Company” or “VMware”) as Executive Vice President, Products and Chief Development Officer, commencing on March 23, 2009. You will report to Paul Maritz, the Company’s President and CEO. Your annualized base salary of $390,000 will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will be eligible to participate in the Company’s benefit plans and programs available to our full-time regular employees.

You will be eligible to earn a performance bonus in accordance with VMware’s bonus program as it may be amended from time to time. Currently, you will be eligible to earn a bonus with an annual target of 100% of your annual base salary (“Target Bonus”), on a prorated basis from your date of hire through the end of the applicable bonus period. At this time, eligibility and the amount of the bonus, if any, is based upon your performance and that of the Company. All bonuses shall be paid on or before March 15th of the calendar year immediately following the year in which the right to receive the bonus vests.

A one-time bonus of $550,000, less applicable withholdings and deductions, will be paid to you within 45 days of your start date. Should your employment with the Company terminate voluntarily without Good Reason (as defined below) or with Cause (as defined below) on or before the first anniversary of your start date with the Company, you agree to reimburse the net amount of the bonus within 30 days of your termination date.

The Company will also provide you with an executive relocation package which is described in Attachment A.

Should your employment with the Company terminate voluntarily without Good Reason or with Cause (as defined below) within two years of your starting date with the Company, all relocation reimbursements and payments made on your behalf must be repaid according to the following schedule:

•	Payment in full if a termination of employment with Cause or a voluntary termination without Good Reason occurs on or before the first anniversary of your start date;

•	50% repayment if a termination of employment with Cause or a voluntary termination without Good Reason occurs between one and two years of your start date;

•	No repayment is required for any termination of employment on or after the second anniversary of your start date.

You agree and acknowledge that the above bonus payment and relocation package (as set forth above and in Attachment A) constitutes the Company’s sole obligation to pay or reimburse you for costs and expenses relating to your relocation to the San Francisco Bay Area, including but not limited to commuting or traveling to and from your current residence in Washington, car rental, meals and temporary housing. You agree not to seek additional payment or reimbursement for your relocation.

As a key employee of VMware, a recommendation will be made to the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors that you be granted a non-qualified stock option to purchase shares of VMware Class A common stock and restricted stock units as detailed below at an upcoming meeting of the Committee following your date of hire. In accordance with the Company’s standard practices and procedures for grants to new employees, the vesting, exercise price and other terms of the stock option and restricted stock units, as applicable, will be set by the Committee at that meeting. The date of the Committee meeting at which your equity awards are granted shall be date of grant for the stock option and restricted stock units. Accordingly, the grant date of your stock option and restricted stock units will be in the middle of the first full calendar month following your first day of employment. In light of your start date of March 23, 2009, your stock option and restricted stock unit grants will be made by the Committee in mid-April 2009. Any stock option and restricted stock units granted to you will be governed by the terms and conditions of the applicable grant agreement and the VMware 2007 Equity and Incentive Plan. The details of the grant recommendation are as follows:

Stock Options

Subject to Committee approval as discussed above, you will be granted a non-qualified stock option to purchase 235,000 shares of VMware Class A common stock. Subject to the terms of the VMware 2007 Equity and Incentive Plan and the stock option agreement, this stock option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and monthly thereafter at a rate of 2.0833% of the shares subject to the option. The option exercise price will be equal to the fair market value of VMware Class A common stock on the date of the grant.

Restricted Stock Units

Subject to Committee approval as discussed above, you will be granted 235,000 restricted stock units (the “RSUs”). Subject to the terms of the VMware 2007 Equity and Incentive Plan and the restricted stock unit agreement, these restricted stock units will vest over four years, with 25% of the restricted stock units vesting on each anniversary of the date of grant.

Change in Control

If there is a Change in Control (as defined below), in lieu of any other severance or termination compensation (unless otherwise required by law), 100% of any unvested RSUs (from the grant of 235,000 RSUs, described above) and 100% of any unvested stock options (from the grant of 235,000 shares, described above) will become immediately vested in the event that:

1. The Company terminates your employment without Cause (as defined below) during the first twelve months after a Change in Control, or

2. You terminate your employment for Good Reason (as defined below) during the first twelve months after a Change in Control.

Certain Terminations

If the Company terminates your employment without Cause or you terminate your employment with Good Reason and the paragraphs in the “Change in Control” section above do not apply to such termination of termination of employment, then 50% of any unvested RSUs (from the grant of 235,000 RSUs, described above) and 50% of any unvested stock options (from the grant of 235,000 shares, described above) will become immediately vested upon such termination.

Definitions

1. For purposes of this offer letter agreement, a Change in Control will be deemed to have occurred if:

(a) any Person (as defined below), is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d–3 under the Securities Exchange Act of 1934, as amended (“the Exchange Act”)), directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with (b) below;

(b) there is consummated a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the

Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this offer letter agreement by virtue of (i) any transaction which results in you, or a group of Persons in which you have a substantial interest, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities or (ii) EMC Corporation’s (“EMC”) distribution of the Company’s shares in a transaction intended to qualify as a distribution under section 355 of the Internal Revenue Code of 1986, as amended.

2. For purposes of this offer letter agreement, the occurrence of any of the following shall constitute “Cause,” provided that you have been given notice by the Company of the existence of Cause and, if the existence of Cause is curable, a reasonable opportunity to cure the existence of such Cause:

(a) willful neglect, failure or refusal by you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by the Company;

(b) willful misconduct by you in the performance of your employment duties;

(c) your indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude;

(d) your commission of an act involving personal dishonesty that results in material financial, reputational, or other harm to the Company and/or its affiliates and/or its subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property; or

(e) your material violation of VMware’s Key Employee Agreement and/or a material violation of any other VMware policies including but not limited to the Business Conduct guidelines.

3. For purposes of this offer letter agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) EMC, the Company or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

4. For purposes of this offer letter agreement, “Good Reason” for termination by you of your employment shall mean the occurrence (without your express written consent) of any of the following:

(a) any materially adverse alteration in your roles, titles, reporting relationship or in the nature or status of your responsibilities;

(b) a material diminution by the Company in your Base Salary (excluding a reduction that also is similarly applied to all other executive officers of the Company and that reduces your Base Salary by a percentage reduction that is no greater than the lowest percentage reduction applied to any other executive officer); or a material diminution by the Company in your aggregate annual bonus target;

(c) the relocation of your principal place of employment to a location more than seventy-five (75) miles from your principal place of employment immediately prior to such relocation; or

(d) a material breach of this letter agreement.

In order for you to invoke a termination due to Good Reason following a Change in Control, as described above, (A) you must provide written notice to the senior officer of VMware’s Human Resources group of your intention to terminate due to such condition within 90 days of the initial existence of such condition and provide VMware with 30 days from receipt of the notice to remedy such condition, and (B) VMware must fail to remedy such condition within the 30 day cure period. If the Company fails to remedy such condition within the 30 day cure period, then your employment shall terminate due to Good Reason forty-five (45) days following such date of notice.

If your employment with the Company is terminated for any reason, then the Company shall provide to you (or your legal representative or estate, if applicable) within thirty (30) days of such termination of employment payments consisting of any earned but unpaid compensation as of the date of termination, any accrued but unpaid vacation in accordance with the Company’s vacation policy, and any unreimbursed business expenses incurred through the date of termination. Any payments and benefits that you are entitled to under any Company plan, policy, or program shall be provided pursuant to the terms of such plan, policy or program.

Section 409A

The intent of the parties is that payments and benefits under this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 , as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. If any provision of this letter agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A, the Company shall, after consulting with and receiving your approval (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

All expenses or other reimbursements provided herein that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

The Company shall enter into an indemnification agreement with you in the form provided to persons deemed to be the Company’s officers under Section 16(b) of the Exchange Act (“Section 16 Officers”) effective as of your first date of employment indemnifying you to the same extent as the Company indemnifies its other Section 16 Officers. The Company shall provide coverage for you under directors’ and officers’ liability insurance to the same extent that the Company’s provides coverage for its other Section 16 Officers.

The Company agrees to provide assistance to you in securing and maintaining authorization for employment in the U.S. in accordance with the terms of our Immigration Policy, a copy of which is included with this letter. You will be asked to sign this document on your first day of employment with the Company. Furthermore, given the nature of your particular immigration situation, the company retains sole discretion to determine what efforts, if any, it will take to secure or maintain your future authorization for employment in the U.S., if and when your permission to work in the U.S. has otherwise lapsed. The Company also agrees to indemnify and hold you harmless for reasonable legal fees and expenses, losses and damages incurred by you in securing your right to be employed by VMware, provided that the Company shall have the right to assume control of any legal actions related to such employment right and engage counsel reasonably acceptable to you. Any settlement or disposition of any such legal action shall be subject to the prior approval of VMware unless such settlement or disposition is at no cost to VMware.

Except as provided in this paragraph, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this letter agreement to any successor to all or substantially all of the business and/or assets of the Company provided that if such assignment does not occur by law, then the Company shall require such successor to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this letter agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this letter agreement by operation of law or otherwise.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. The Company recognizes that you may serve on other board of directors and advisory committees of organizations (and provide consulting services thereto), provided that your participation in such activity is consistent with the provisions of the Company’s Business Conduct Guidelines, does not materially interfere with your duties and obligations to the Company or have the potential to negatively affect the Company and, with respect to board or committee membership or services provided to any organization other than a nonprofit organization, you obtain the prior approval of VMware’s Chief Executive Officer and the Committee.

On your first day of employment you will be asked to submit verification of your legal right to work in the U.S., and to sign and comply with our Key Employee Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware, non-disclosure of proprietary and confidential information and compliance with VMware’s Conflict of Interest Guidelines. As a VMware employee, you will be expected to abide by company rules and regulations.

Within sixty days (60) days following receipt of appropriate documentation, the Company shall pay your reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this letter agreement up to a maximum of $5,000.

In the event that the payments and benefits provided to you herein or otherwise by the Company constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your payments and benefits shall be either (i) delivered in full or (ii) delivered as to such lesser extent, as you may elect, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by you on an after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Section 4999 of the Code. If a reduction is to occur pursuant to the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Section 409A and timely elected by you, the payments and benefits shall be cutback in the following order: any cash severance you are entitled to (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock options that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the last ones scheduled to be distributed and then other stock options based on the latest vesting tranches.

All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of California.

This letter agreement, along with the Key Employee Agreement, the indemnification agreement, the restricted stock unit agreement, and the stock option agreement, contains all of the terms, promises, representations, and understandings between the parties, and supersedes any other oral or written agreement or understandings between the parties regarding these matters prior to the date hereof. To indicate your acceptance of the terms and conditions set forth in this letter, please sign and date it in the space provided below and return it to me. A duplicate original is enclosed for your records.

This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are looking forward to having you join VMware.

Sincerely,

VMWARE, INC.

/s/ Mark Peek
Mark Peek
Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO this 19th day of March, 2009.

/s/ Richard J. McAniff	Start Date: March 23, 2009
Richard McAniff

Attachment A

RM - Executive Relocation Package Summary

Household Goods Shipment	• Packing, Transporting and Insuring (20,000 lbs Cap) • Customary Crating • Appliance Services • Two Automobiles, if over 500 miles • No Bulky Articles • Homeowner: 60 days of storage

Final Move	• For four people • One-Way Economy Airfare if over 500 miles or • Mileage for two cars at current rate, (each car must travel 400 miles/day) • Reasonable meals and lodging

Home Finding Trip	• For one person • Homeowners - 1 Trip (7 days/6 nights) • RT Economy Airfare or mileage for one car at current rate • Meals, Lodging and Rental Car for employee and sig. other

Departure Home Sale Assistance	• SELL SMART!SM Marketing Assistance • Customary Closing Costs (no points/pre-paid) up to 8% of the selling price

Destination Home Purchase Assistance	• BUY SMART!SM Assistance • Must have been homeowners previously • Customary Closing Costs (no points/pre-paid) up to 2% of the purchase price

Tax Gross-Up	• Equalization